Exhibit 3.111

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:30 PM 01/05/2016
FILED 04:30 PM 01/05/2016
SR 20160052909 - File Number 5928624

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

HEP SHALEWATER SOLUTIONS, LLC

This Certificate of Formation is being executed as of January 5, 2016 for the purpose of foaming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name. The name of the limited liability company is HEP Shalewater Solutions, LLC (the “Company”).

2.                                      Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, Dover, Delaware 19904. The registered agent of the Company for service of process at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person